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S.M.A. Real Time, Inc.
100 Avenue of the Americas
10th Floor
New York, NY   10017

RE:      S.M.A. Real Time, Inc. Registration Statement on Form SB-2
Gentlemen:

We have acted as counsel to S.M.A. Real Time, Inc., a New York corporation (the "Company"), in connection with the proposed issuance and sale by the Company of up to 2,300,000 shares of the Company's Common Stock (the "Shares") pursuant to the Company's Registration Statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). This opinion is being furnished in accordance with the requirements of Item 27 of Form SB-2 and Item 601(b)(5)(i) of Regulation S-B.

We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the issuance and sale of the Shares. Based on such review, we are of the opinion that the Shares have been duly authorized, and if, as and when issued in accordance with the Registration Statement and the related prospectus (as amended and supplemented through the date of issuance) will be legally issued, fully paid and nonassessable. We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement.



                                   Very truly yours,

                                   STEPHEN M. ROBINSON, P.A.



                                   By:  Stephen M. Robinson

SMR:cab